Exhibit 21.1

Subsidiaries of the Registrant

Name of Company	State of Organization
DGC Merger Sub I Corp.	Nevada
DGC Merger Sub II LLC	Nevada
JR (Canada) Resources Services Corp.	British Columbia, Canada
Dakota Territory Resource Corp.	Nevada